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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                       OF
               5 1/2% CUMULATIVE CONVERTIBLE SERIES B PREFERRED STOCK
                                       FOR
                               GENERAL MAGIC, INC.


     GENERAL MAGIC, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 12,000 shares, par value $0.001, to be designated 5 1/2% Cumulative Convertible Series B Preferred Stock" (the "Preferred Shares").

     RESOLVED, that 5,000 Preferred Shares will be issued upon the closing provided for in the Investment Agreement (as hereinafter defined), 5,000 Preferred Shares are issuable only upon the terms specified in Section 3.15 of the Investment Agreement, and 2,000 Preferred Shares are issuable only upon the terms specified in Section 3.16 of the Investment Agreement.

     RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

     1.   DIVIDENDS.

          (a) Cumulative. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of five and one-half percent (5 1/2%) of the Liquidation Preference of each Preferred Share, per annum payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1998 (each a "Dividend Payment Date"), in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without




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interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation ranking junior to the Preferred Shares. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or any shares of any other capital stock with ranking junior to the Preferred Shares, without having received written consent of a majority in interest of the holders of Preferred Shares.

          (b) Cash or PIK. Any dividend payable on the outstanding Preferred Shares may be paid, at the election of the Corporation conveyed to the holders in writing at least 5 days prior to the Dividend Payment Date, either (i) in cash or (ii) by adding the amount thereof to the Liquidation Preference of such Preferred Shares; provided, however, that if the Corporation shall fail to pay any dividend on a Dividend Payment Date, the amount of such dividend shall be added to the Liquidation Preference (as defined below) for such Preferred Shares.

     2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities ranking junior to the Preferred Shares, the amount of $1,000 per share plus (x) dividends added to the Liquidation Preference in accordance with Section 1(b)(ii) above, and (y) any accrued but unpaid dividends (with dividends deemed accrued on a per diem basis through the date of such event and thereafter even if such event or any distribution is not on a Dividend Payment Date) (the "Liquidation Preference"). The Preferred Shares will be pari passu with the Corporation's Series A Preferred Stock with respect to Liquidation Preference in proportion to the maximum aggregate Liquidation Preferences of the respective series at that time.

     3. ISSUANCE OF PREFERRED SHARES. The Preferred Shares shall be issued by the Corporation pursuant to a Preferred Stock Investment Agreement ("Investment Agreement") to be entered into between the Corporation and the initial subscribers for the Preferred Shares thereunder (the "Subscribers"), and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement ("Registration Rights Agreement") to be entered into between such parties in connection with the Investment Agreement.

     4. CONVERSION. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.001 of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "Conversion Amount"), by
(ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date.

          (a) Mechanics of Conversion. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the date of such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) Trading Day thereafter, the holder shall deliver (which



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also may be done by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares, provided that the Corporation shall at all times maintain an office or agency in Boston, MA for such purposes. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice ("T+3"). If such certificates are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Preferred Shares or the Warrant Shares (as defined in the Investment Agreement) deliverable upon exercise of Warrants (as defined in the Investment Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise to the holder, by crediting the account of holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion and purchase pursuant to this
Section 4 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

          (b)  Determination of Conversion Price.

               (i) Each Preferred Share may be converted into Common Shares by dividing the then applicable Liquidation Preference of such Preferred Share by the Conversion Price. The Conversion Price shall be equal to the lesser of:

                    (A)  $3 ("Fixed Conversion Price"), or

                    (B) 85% (as such percentage may be reduced pursuant to the Registration Rights Agreement) of the lowest sales price of a share of Common Stock (as reported on the Bloomberg financial network) at any time during the 5 Trading Days prior to but excluding the date of the Conversion Notice ("Floating Conversion Price").



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               (ii) In the event that during any period of consecutive Trading
     Days provided for above, the Corporation shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

          (c) Optional Redemption. Upon the actual consummation, and not merely the announcement, of a Change in Control Transaction (as defined below) (a "Change in Control Date"), the Corporation will have the right to contemporaneously redeem, on such Change in Control Date and at no other time (provided that, solely in the event such Change in Control Transaction results from the acquisition of beneficial ownership of in excess of 50% of the Corporation's voting power in one or a series of privately negotiated transactions not involving the prior filing of a Schedule 13D, such optional redemption may occur within 10 days after the corresponding Change in Control
Date) (in either case, the date of redemption is referred to as the "Optional Redemption Date"), all but not less than all of the Preferred Shares outstanding (subject to the right of holders to convert Preferred Shares at any time and from time to time in advance of such Optional Redemption Date); provided that if such Optional Redemption Date occurs on or after the 150th day after the Closing Date such optional redemption will only be permitted if there is Effective Registration (as defined below) on such Optional Redemption Date and for each of the 60 days preceding such Optional Redemption Date. On the Optional Redemption Date, the Corporation will pay in respect of the redeemed Preferred Shares immediately available funds by wire transfer equal to 120% of the Liquidation Preference of the Preferred Shares (or fraction thereof) redeemed. The Corporation, upon learning of the Change in Control Transaction, will promptly notify the holders in writing of any impending Change in Control Transaction and the Corporation's election to redeem all, but not less than all, of the outstanding Preferred Shares at least 10 Trading Days in advance of its consummation, assuming such impending Change in Control Transaction is or is required to be publicly announced. "Effective Registration" will have the meaning specified in the Investment Agreement, except that as it is used in this paragraph only, such term shall exclude the Suspension Grace Period (as that term is defined in the Registration Rights Agreement), but only to the extent that the holders will have had at least 20 consecutive Trading Days to convert without restriction (other than pursuant to Section 4(k)) prior to the Optional Redemption Date. A "Change in Control Transaction" will be deemed to exist if
(x) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power.

          (d)  Stock Splits; Dividends; Adjustments.

               (i) If the Corporation, at any time while the Preferred Shares are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or



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     exchangeable for such equity securities) in shares of Common Stock, (B)
     subdivide outstanding Common Shares into a larger number of shares, (C) combine outstanding Common Stock into a smaller number of shares, then the Fixed Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
     Section 4(d)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In the event that the Corporation issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (other than shares or options issued pursuant to the Corporation's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Agreement and listed in the Company's most recent periodic report filed under the Exchange Act) at an effective purchase price per share which is less than the greater of the Fixed Conversion Price or the closing market price for shares of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale ("Fair Market Price"), then in each such case, the Fixed Conversion Price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fair Market Price for shares of Common Stock or Fixed Conversion Price, as the case may be, then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

               For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities. Convertible Securities not exercisable or convertible because they are unvested shall not be deemed outstanding until they become vested in accordance with their terms, via acceleration or otherwise.

               In the event of any such issuance for a consideration which is less than such Fair Market Price and also less than the Conversion Price then in effect, then there



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     shall be only one such adjustment by reason of such issuance, such adjustment to be that which results in the greatest reduction of the Purchase Price computed as aforesaid.

               (iii) If the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 4(d)(ii) above), then in each such case the holders of Preferred Shares shall be entitled, upon conversion of the Preferred Shares after the date of record for determining stockholders entitled to such distribution, to receive the amount of such assets which would have been payable to the holders with respect to the shares of Common Stock issuable upon such conversion had such holders been holders of such shares of Common Stock on the record date for determination of holders entitled to such distribution. The adjustments shall be described in a statement provided to all holders of Preferred Shares of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (iv) Whenever the Conversion Price is adjusted pursuant to
     Section 4(d)(i), (ii) or (iii), the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (e) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto.

          (g) Reservation of Stock Issuable Upon Conversion and Exercise of Warrants. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares and the exercise of the Warrants, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and exercise of all Warrants, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares and exercise of all Warrants, the Corporation promptly will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in



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best efforts to obtain the requisite stockholder approval. Without in any way limiting the foregoing, so long as any Preferred Shares remain outstanding or any Warrants remain unexercised, the Corporation agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares and exercise of the Warrants, such number of authorized but unissued shares of Common Stock that is set forth in the Investment Agreement.

          (h) Fractional Shares. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

          (i) Reorganization, Merger or Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger or sale, if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then provision shall be made such that each Preferred Share shall thereafter be convertible into, and carry with it a right to purchase for cash, such new securities at a conversion price and a purchase price which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 4(d) above and such Section shall also apply to such distribution. Each holder may elect, in lieu of receipt of the consideration specified in the two preceding sentences, to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice from such holder requiring such repurchase at a price per Preferred Share in cash equal to 130% of the Liquidation Preference then in effect.

          (j)  Mandatory Conversion.

               (1) Subject to subsection (j)(2) below, any Preferred Shares held on (i) the date which is the fifth (5th) anniversary of the Closing Date ("Mandatory Redemption Date"), shall be converted upon written notice to the holders of the Preferred Shares at least twenty (20) Trading Days prior to the Mandatory Redemption Date, provided that such Mandatory Redemption Date shall be deferred, at the sole option of the holders of Preferred Shares, for such number of days as is equal to 1.5 times the number of days (A) there is not Effective Registration, but not including the first 90 days after the Closing; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares or exercise of all Warrants; (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares; or (D) there is a suspension, restriction or limitation (other than the permitted "blackout periods" specified in Section 2(b)(iii) of the Registration Rights Agreement) in the ability of holders of



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Preferred Shares to sell Common Shares received upon conversion of Preferred
Shares or under the Registration Statement and prospectus for any reason.

               (2) Notwithstanding the preceding subsection (j)(1), no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Mandatory Redemption Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

                    (A) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Investment Agreement, the Registration Rights Agreement, the Warrants or this Certificate of Designations;

                    (B)  none of the events described in clauses (i) through
               (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                    (C) Effective Registration (as defined in the Investment Agreement) has occurred and is continuing and has continuously existed for the prior 60 consecutive Trading Days;

                    (D) the Corporation and its direct and indirect subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs; and

                    (E) each holder of Preferred Shares shall have received a certificate from an appropriate executive officer of the Corporation certifying that each of the foregoing conditions precedent exist or have been satisfied.

Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

          (k)  Limitations on Holder's Right to Convert.

               (1) Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted, other than pursuant to Section 4(j), to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of Preferred Shares or ownership of other securities that have limitations on a holder's rights to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed the Restricted Ownership Percentage for such holder specified on Schedule I to the Investment Agreement of the total issued and outstanding shares of the Corporation's Common Stock; provided that (w) each holder shall have the right



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at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation, (x) each holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this
Section 4(k) upon 61 days prior notice to the Corporation or immediately in the event of a Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to (w) or (x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of a Change in Control Transaction if it results in an increase in the percentage) and (z) each holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of a Change in Control Transaction, any holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this paragraph. The term "deemed beneficially owned" as used in this Certificate of Designations shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Preferred Shares. The Corporation shall provide all holders of Preferred Shares with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Corporation has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Corporation's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

               (2) Under certain circumstances specified in Section 3.12 of the Investment Agreement, certain Preferred Shares that are the subject of a Conversion Notice must be exchanged for cash (or, at the option of a holder of Preferred Shares, for senior promissory notes) instead of shares of Common Stock.

          (l) Certificate for Conversion Price Adjustment. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 4.

          (m) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.



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          (n)  Other Securities Offerings. If at any time before the earlier to occur of the nine (9) month anniversary of the Closing Date or the date on which in excess of eighty percent (80%) of the Preferred Shares to that date issued have been converted, the Corporation sells or agrees to sell (including pursuant to a letter of intent, term sheet, or similar means) Common Stock or securities or options convertible into, exercisable for, or exchangeable for, Common Stock (other than (i) a sale pursuant to a bona fide registered public offering of Common Stock by the Corporation made pursuant to a firm commitment underwriting with net proceeds in excess of $10,000,000, (ii) shares or options issued pursuant to the Corporation's employee, director or consultant stock option plans, (iii) a sale pursuant to the acquisition of all or part of another corporation by merger or other reorganization, or by the purchase of all or part of the assets of such other corporation, and (iv) a sale pursuant to, or in connection with, a joint venture or research, development or production distribution agreement with another corporation, including suppliers, distributors and customers, pursuant to a plan or arrangement approved by the Board of Directors; provided, in the case of (iii) or (iv), such transaction is not essentially equivalent to a financing), then, if the effective or maximum sales price of the shares of Common Stock with respect to such transaction (including the effective or maximum conversion, exercise or exchange price) ("Other Price") is less than the effective conversion price of the Preferred Shares at such time, the Corporation, at the option of the holders of 75% or more of the Preferred Shares exercised by written notice to the Corporation, shall adjust the conversion price applicable to the Preferred Shares not yet converted in form and substance reasonably satisfactory to such holders of Preferred Shares so that the conversion price applicable to those Preferred Shares shall, in no event, be greater, after giving effect to all other adjustments contained herein, than the Other Price. This Paragraph 4(n) shall not apply to a financing transaction consisting of a private placement of the Corporation's securities occurring after the ninth (9th) month after the Closing Date pursuant to which the Corporation raises at least $10,000,000. This Paragraph 4(n) shall not apply to a financing transaction occurring (x) before the Corporation causes the Subscribers to purchase additional Preferred Shares pursuant to Section 3.15 of the Investment Agreement if the Corporation irrevocably waives in writing all its rights under that Section 3.15 and the holders have converted in excess of eighty percent (80%) of the Preferred Shares issued, and (y) after the Corporation causes the Subscribers to purchase additional Preferred Shares pursuant to Section 3.15 of the Investment Agreement if the holders have converted in excess of eighty percent (80%) of the Preferred Shares issued.

          (o) Mandatory Repurchase. Each holder shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase (in the case of (iii), (iv) or (v) below only) or simultaneously with the consummation or of the events described in (i) or (ii) below, at a price per Preferred Share equal to 130% of the Liquidation Preference then in effect if any of the following events involving the Corporation shall have been announced as pending or planned (in the case of (iii), (iv) or (v) below only), or shall have occurred:

               (i) A Change in Control Transaction;

               (ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act;

               (iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act;

               (iv) The Corporation shall (A) be or become insolvent; (B) admit in writing its inability to pay its debts generally as they mature; (C) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (D) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

               (v) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Corporation (except for such proceedings that the Corporation in good faith believes are without basis, actively contests and is successful in having dismissed with prejudice within 30 days), or the Corporation shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceedings.

     5. VOTING RIGHTS. In addition to all other requirements imposed by Delaware law, the affirmative vote of seventy-five percent (75%) in interest of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment of this Certificate of Designations or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares (other than the Investors under the Investment Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

     6. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

     7. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

     8. ATTORNEYS' FEES. Any holder of Preferred Shares shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

     9. NO REISSUANCE. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.


Signed on March 3, 1998


                                        GENERAL MAGIC, INC.



                                        By:
                                            ------------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT A

                            (To be Executed by Holder
                      in order to Convert Preferred Shares)


                                CONVERSION NOTICE
                                       FOR
             5 1/2% CUMULATIVE CONVERTIBLE SERIES B PREFERRED STOCK


The undersigned, as a holder ("Holder") of shares of 5 1/2% Cumulative Convertible Series B Preferred Stock ("Preferred Shares") of General Magic, Inc. (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information: NAME OF HOLDER:

                            By:
                            Print Name:
                            Print Title:

                            Print Address of Holder:

                            ----------------------------------------------------

                            ----------------------------------------------------

                            Issue Common Stock to:
                                                   -----------------------------
                            at:
                                ------------------------------------------------

                                ------------------------------------------------


If Common Stock is to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:


-------------------------------------

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.



                           PAGE 1 OF CONVERSION NOTICE

PAGE 2 TO CONVERSION NOTICE DATED
                                  ---------------------------------
                                         (CONVERSION DATE)

FOR:
     ---------------------------------------------------------------
                         (NAME OF HOLDER)

              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted:                            shares
                                      --------------------------
  Number of Preferred Shares converted x Liquidation Preference     $
                                                                      ----------


TOTAL DOLLAR AMOUNT CONVERTED                                       $

                                                                      ==========


CONVERSION PRICE                                                    $
                                                                      ----------

Number of Common Shares = Total dollar amount converted =           $
                                                                     -----------
                          Conversion Price                          $
                                                                     -----------

     NUMBER OF COMMON SHARES =
                               ------------

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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